Exhibit 99.1

Purebase and Fortera Sign Term Sheet to Build Commercial Plant

IONE, CA, December 1, 2022 — Purebase Corporation (OTCPK: PUBC), (“Purebase”) a diversified resource company, headquartered in Ione, California, is in discussions with Fortera Corporation (“Fortera”), a Silicon Valley-based materials technology company, regarding the proposed terms of a commercial plant agreement.

Purebase and Fortera recently entered into a non-binding term sheet and are working towards a definitive agreement that sets forth the terms of a collaboration to design, construct and operate a commercial facility at Purebase’s headquarters in Ione, California.

Fortera is the owner of know-how and intellectual property related to its ReCarb ™process for the production of calcium carbonate cements.

For the past six years, Purebase has been working with universities, state Departments of Transportation and a private development testing facility to develop alternative supplementary cementitious materials to be used to replace a portion of cement in the production of concrete. Historically, coal fly ash has been the most common replacement for cement, but it is primarily generated by coal-burning power plants which are also high in carbon emissions.

“We believe that a strategic partnership with Fortera would put Purebase on a fast-track to bring a lower carbon product to market,” said Scott Dockter, Chairman and CEO of Purebase. “We believe Fortera has developed a unique solution to reduce carbon emissions in cement, and it will have the advantage of using Purebase’s mineral resources and location in Ione, California which is ideally located in northern California near major ports which can effectively serve the western-U.S. markets and abroad.”

“We believe our ability to economically produce a low CO2 cementitious material that has excellent durability and water demand will provide a long-term dependable product to help the California market reach its sustainability goals,” said Dr. Ryan Gilliam, CEO and Co-founder of Fortera.

About Purebase Corporation

Purebase Corporation (OTCPK:PUBC) is a diversified resource company that acquires, develops, and markets minerals for use in the agriculture, construction, and other specialty industries.

About Fortera Corporation

Fortera is a California-based materials technology company founded in May 2019 that has created a process that economically converts CO2 into a cement which reduces CO2 emissions and can be used anywhere ordinary Portland Cement is used.

Safe Harbor

This press release contains statements, which may constitute “forward-looking statements”. Those statements include statements regarding the intent, belief, or current plans or expectations of Purebase Corporation and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Risks and other important factors concerning Purebase’s business are described in the Company’s Annual Report on Form 10-K for the year ended November 30, 2021, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to update its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts

Emily Tirapelle - Purebase Corporation | emily.tirapelle@purebase.com

Jon Wilcox – Fortera Corporation | jwilcox@forterausa.com